Exhibit 99.1

For immediate release	For More Information: J. Bruce Hildebrand, Executive Vice President 325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
FIRST QUARTER EARNINGS
ABILENE, Texas, April 23, 2009 — First Financial Bankshares, Inc. today reported earnings for the first quarter of 2009 of $13.70 million, an increase of 4.1 percent from $13.16 million in the same quarter last year. Basic earnings per share increased 4.8 percent to $0.66 in the first quarter of 2009, compared with $0.63 in the same period last year.
Net interest income for the first quarter of 2009 increased 7.0 percent to $31.92 million compared with $29.83 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, rose to 4.76 percent for the first quarter of 2009 compared with 4.58 percent in the same period a year ago and compared to 4.77 percent for the quarter ended December 31, 2008. The provision for loan losses was $1.76 million in the first quarter of 2009, up from $1.07 million in the same quarter last year. Nonperforming assets as a percentage of loans and foreclosed assets totaled 95 basis points at March 31, 2009, compared with 80 basis points at December 31, 2008, and 38 basis points at March 31, 2008.
Noninterest income in the first quarter of 2009 declined 6.3 percent to $11.54 million compared with $12.31 million in the same quarter a year earlier. As previously reported, the Company recorded a pre-tax gain of $616,000, excluding related servicing and overhead expenses, during the first quarter of 2009 on the sale of $73.7 million in student loans to the Department of Education. This compares with a net gain on sale of student loans of $283,000 in the first quarter of 2008. The first quarter sale of student loans represents approximately 86 percent of the Company’s student loan portfolio and the Company expects to complete the sale of the remaining portfolio in the second or third quarters of this year. For the year 2008, First Financial sold $62.7 million in student loans recognizing a gain of $1.7 million, substantially all in the second quarter of 2008.
Trust fees declined 10.7 percent to $2.12 million compared with $2.37 million in the first quarter last year, reflecting declines in the market value of the equity investments under management and lower oil prices, offset in part by a growth of $223 million in total assets under management over the prior year. Service charges on deposit accounts decreased 6.9 percent to $5.14 million compared with $5.53 million a year ago, reflecting a decrease in the use of overdraft privileges. ATM and credit card fees increased 8.7 percent to $2.21 million from $2.03 million a year ago, primarily as a result of increased use of debit cards.

Noninterest expense remained steady in the first quarter of 2009, increasing only 1.26 percent to $22.95 million from $22.66 million in the same quarter last year. Lower profit sharing expenses and healthcare costs were the largest contributing factors. However, noninterest expense would have declined over prior periods had it not been for the significant increase in FDIC insurance premiums, increasing to $951 thousand in the first quarter of 2009 from $133 thousand in the same quarter last year. The FDIC is considering an additional special assessment that could further significantly increase the Company’s 2009 expense. The Company’s efficiency ratio in the first quarter of 2009 improved to 50.22 percent compared with 51.86 percent in the same quarter a year ago.
“We are pleased with our first quarter results given the national economic recession, low interest rates and large increase in FDIC insurance premiums,” said F. Scott Dueser, President and Chief Executive Officer. “Our Presidents have done an excellent job of maintaining our net interest margin and reducing expenses to compensate for the additional FDIC insurance expense. We continue to increase our allowance for loan losses and aggressively work out our problem loans. Although our nonperforming assets increased to 95 basis points, this number continues to be very manageable and much lower than our peer banks.”
As of March 31, 2009, consolidated assets for the Company totaled $3.12 billion compared with $3.06 billion a year ago. Loans totaled $1.48 billion at quarter end, compared with loans of $1.54 billion a year ago, primarily as a result of the sale of student loans. Total deposits held steady at $2.52 billion as of March 31, 2009, compared with $2.50 billion a year earlier. Noninterest-bearing deposits grew 7.2 percent or $51.85 million, from a year ago. Shareholders’ equity rose to $381.5 million as of March 31, 2009, compared with $351.8 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 48 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; First Financial Bank, N.A., Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and Weatherford National Bank, Weatherford, Willow Park, Aledo and Brock. The Company also operates First Financial Trust & Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	March 31,
	2009	2008
ASSETS:
Cash and due from banks	$114,843	$138,118
Fed funds sold	46,575	114,950
Investment securities	1,330,466	1,119,789
Loans	1,479,552	1,535,890
Allowance for loan losses	(22,652)	(18,377)

Net loans	1,456,900	1,517,513
Premises and equipment	64,888	63,187
Goodwill	62,113	62,113
Other intangible assets	1,668	2,784
Other assets	43,909	43,482

Total assets	$3,121,362	$3,061,936

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$769,393	$717,547
Interest-bearing deposits	1,752,322	1,787,135

Total deposits	2,521,715	2,504,682
Short-term borrowings	166,347	163,122
Other liabilities	51,761	42,373
Shareholders’ equity	381,539	351,759

Total liabilities and shareholders’ equity	$3,121,362	$3,061,936

	Three Months Ended
	March 31,
	2009	2008
INCOME STATEMENTS
Interest income	$36,962	$41,746
Interest expense	5,038	11,917

Net interest income	31,924	29,829
Provision for loan losses	1,761	1,068

Net interest income after provision for loan losses	30,163	28,761
Noninterest income	11,536	12,312
Noninterest expense	22,947	22,661

Net income before income taxes	18,752	18,412
Income tax expense	5,048	5,250

Net income	$13,704	$13,162

PER COMMON SHARE DATA
Net income — basic	$0.66	$0.63
Net income — diluted	0.66	0.63
Cash dividends	0.34	0.32
Book value	18.34	16.93
Market value	48.17	40.98
Shares outstanding — end of period	20,804,668	20,782,926
Average outstanding shares — basic	20,801,681	20,773,940
Average outstanding shares — diluted	20,847,967	20,801,221

PERFORMANCE RATIOS
Return on average assets	1.76%	1.75%
Return on average equity	14.59	15.42
Net interest margin (tax equivalent)	4.76	4.58
Efficiency ratio	50.22	51.86

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2009	2008
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$21,529	$20,048	$18,677	$18,377	$17,462
Loans charged off	(893)	(2,406)	(647)	(1,374)	(288)
Loan recoveries	255	204	253	233	135

Net (charge-offs) recoveries	(638)	(2,202)	(394)	(1,141)	(153)
Provision for loan losses	1,761	3,683	1,765	1,441	1,068

Balance at end of period	$22,652	$21,529	$20,048	$18,677	$18,377

Allowance for loan losses / period-end loans	1.53%	1.37%	1.28%	1.23%	1.20%
Allowance for loan losses / nonperforming loans	233.5	216.8	245.7	208.4	465.0
Net charge-offs (recoveries) / average loans (annualized)	0.17	0.56	0.10	0.30	0.04

NONPERFORMING ASSETS
Nonaccrual loans	$9,606	$9,893	$7,947	$8,963	$3,933
Accruing loans 90 days past due	94	36	213	—	19

Total nonperforming loans	9,700	9,929	8,160	8,963	3,952
Foreclosed assets	4,415	2,602	2,613	1,792	1,908

Total nonperforming assets	$14,115	$12,531	$10,773	$10,755	$5,860

As a % of loans and foreclosed assets	0.95%	0.80%	0.69%	0.71%	0.38%
As a % of end of period total assets	0.45	0.39	0.34	0.35	0.19

CAPITAL RATIOS
Tier 1 Risk-based	16.80%	15.89%	15.41%	15.25%	15.08%
Total Risk-based	18.05	17.04	16.49	16.27	16.09
Tier 1 Leverage	10.01	9.68	9.63	9.55	9.34
Equity to assets	12.22	11.48	11.13	11.15	11.49

	Three Months Ended
	March 31,
	2009	2008
NONINTEREST INCOME
Gain on sale of student loans, net	$616	$283
Gain on securities transactions, net	249	393
Trust fees	2,116	2,369
Service charges on deposits	5,141	5,525
Real estate mortgage fees	588	605
Net gain (loss) on sale of foreclosed assets	(159)	104
ATM and credit card fees	2,209	2,032
Other noninterest income	776	1,001

Total Noninterest Income	$11,536	$12,312

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$11,497	$11,503
Profit sharing expense	495	1,045
Net occupancy expense	1,620	1,591
Equipment expense	1,940	1,847
Printing, stationery and supplies	433	510
ATM and credit card expenses	921	1,000
Audit fees	286	262
Legal, tax and professional fees	927	743
FDIC Insurance premiums	951	133
Correspondent bank service charges	312	265
Advertising and public relations	532	642
Amortization of intangible assets	222	311
Other noninterest expense	2,811	2,809

Total Noninterest Expense	$22,947	$22,661

TAX EQUIVALENT YIELD ADJUSTMENT	$2,234	$1,555

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31, 2009
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$33,506	$24	0.29%
Interest-bearing deposits in nonaffiliated banks	3,391	18	2.17%
Taxable securities	904,931	9,738	4.30%
Tax exempt securities	399,250	6,160	6.17%
Loans	1,567,101	23,256	6.02%

Total interest-earning assets	2,908,179	39,196	5.47%
Noninterest-earning assets	255,487

Total assets	$3,163,666

Interest-bearing liabilities:
Deposits	$1,767,060	$4,777	1.10%
Fed funds purchased and other short term borrowings	231,224	261	0.46%

Total interest-bearing liabilities	1,998,284	5,038	1.02%

Noninterest-bearing liabilities	784,565
Shareholders’ equity	380,817

Total liabilities and shareholders’ equity	$3,163,666

Net interest income and margin (tax equivalent)		$34,158	4.76%